 EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

United Health Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457	(c)	15,000,000	$0.153	$2,295,000	0.0001476	$338.74

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(1)

Represents shares of United Health Products, Inc. (the “Company”) common stock, par value $0.001 per share. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any shares of the Company’s common stock that become issuable by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the price of $0.153, which is the last reported sale price for the Company’s common stock on June 24, 2024, as reported on the OTC Market Group, Inc.’s OTC Pink tier.